The Right Start, Inc.
May 3, 1999
Page 2









            Milbank, Tweed, Hadley & McCloy LLP
           601 South Figueroa Avenue, 30th Floor
               Los Angeles, California 90017
                   Phone: (213) 892-4000
                    Fax: (213) 629-5063


                        May 3, 1999



The Right Start, Inc.
5388 Sterling Center Drive, Unit C
Westlake Village, California  91361

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of 50,000 shares (the "Shares") of Common Stock, no par value per share, of The Right Start, Inc. (the "Company") issuable under the Company's 1995 Non-Employee Directors Option Plan (the "Plan"). As your counsel in connection with this transaction, we have examined copies, certified to our satisfaction, of the Plans and such records of the Company as we have deemed necessary as a basis for the opinion expressed below.

      Based on these examinations, it is our opinion that upon the registration of the Shares under the Securities Act, the issuance of the Shares in accordance with the terms and conditions of the Plans and the receipt by the Company of consideration to be received by the Company pursuant to the Plans, the Shares will be legally and validly issued, fully paid and non-assessable.

      We consent to the use of this opinion as an exhibit to the Registration Statement. This opinion is furnished to you in connection with the registration of the Shares, is solely for your benefit and may not be relied upon by, nor copies delivered to, any other person or entity without our prior written consent in each instance.

                                Very truly yours,


                           /s/ Milbank, Tweed, Hadley &
McCloy LLP

KJB/EHS